UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 21, 2016

LEXARIA BIOSCIENCE CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52138	20-2000871
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

#950 – 1130 West Pender Street, Vancouver, BC Canada	V6E 4A4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code      (604) 602-1675

LEXARIA CORP.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.02	Unregistered Sales of Equity Securities

On July 21, 2016, Lexaria announced that it has entered into an agreement with PPMT Strategic Group, Inc, (“PPMT”) a strategic consulting group with widespread capabilities that include, Mergers & Acquisitions advisory services, Sales and Marketing, Industry Partnering, Compliance and Executive CFO services and much more. PPMT is expected to gain access on behalf of Lexaria to potential industry partners in the sectors where Lexaria’s technology holds immense promise: such as generic vitamins and supplements and pain medications, as well as other sectors.

PPMT will receive 250,000 restricted common shares as initial payment under the agreement. PPMT will receive 250,000 warrants to purchase common shares each month until the end of the agreement, with a fixed floor price and otherwise subject to normal regulatory conditions. The term of this agreement is for one year and will automatically renew unless terminated 30 days before the anniversary date. The agreement can be terminated by either party with 30 days’ notice.

The securities issued will be subject to a hold period for any resales into the USA under Rule 144 of six months and one day. All share and warrant issuances will be subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.01	Regulation FD Disclosure

A copy of the news release announcing the engagement of respected consulting and finance firms is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release dated July 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEXARIA BIOSCIENCE CORP.

/s/ Chris Bunka
Chris Bunka
CEO, Principal Executive Officer

Date: July 21, 2016